Exhibit 10.11

THIRD AMENDED AND RESTATED EMPLOYMENT

AND NON-COMPETITION AGREEMENT

This THIRD AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) made as of this 12th day of June 2006, by and among Thomas Tolworthy (the “Executive”), VS Parent, Inc., a Delaware corporation (“Parent”) and VS Holdings, Inc., a Delaware corporation (“Holdings”), and Vitamin Shoppe Industries, Inc., a New York corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Executive is a party to an existing Second Amended and Restated Employment Agreement with the Company and Holdings dated as of October 8, 2002, as amended on November 27, 2002 and in June 2004 (the “Existing Agreement”);

WHEREAS, Holdings and Parent have entered into a merger agreement whereupon Holdings will become a wholly owned subsidiary of Parent through a merger with VS Margersub, Inc. in which Holdings will be the surviving corporation (the “Merger”);

WHEREAS, in connection with the Merger, the promissory note made by the Executive to the benefit of Holdings dated November 27, 2002 in the principal amount of $1,500,000 (the “Partial Recourse Note”) will be indorsed and assigned to Parent; and

WHEREAS, the parties have agreed that the Existing Agreement shall be deemed to have been amended and restated and superceded by this Agreement upon the consummation of the Merger (the “Effective Date”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. Position and Responsibilities. The Executive shall serve as Chief Executive Officer of each of Parent, Holdings and the Company and, in such capacity, shall be responsible for the general management of the business, affairs and operations of Parent, Holdings and the Company, shall perform such duties as are customarily performed by a chief executive officer of a company of a similar size, and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he shall at all times be subject to the authority of the Board of Directors of Parent, Holdings and the Company. The Executive shall report to the Board of Directors of Parent, Holdings and the Company. The Executive shall not report or be subject to the authority of any officer or employee of Parent, Holdings or the Company. The Executive agrees to devote substantially all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of Parent’s, Holdings’ and the Company’s business.

2. Compensation; Salary, Bonus and Other Benefits. During the term of this Agreement, the Company shall pay the Executive the following compensation, including the following annual salary, bonus and other fringe benefits, subject to all applicable federal and state withholding, payroll and other taxes.

(A) Salary. In consideration of the services to be rendered by the Executive to the Company, the Company shall pay to the Executive a base salary of $475,000 per annum (such salary as it may be increased from time to time being hereinafter referred to as the “Base Salary”). Except as may otherwise be agreed, the Base Salary shall be payable in conformity with the Company’s customary practices for executive compensation as such practices shall be established or modified from time to time but shall be payable not less frequently than monthly. The Executive shall receive such increases in his Base Salary as the Board of Directors of the Company may from time to time approve in its discretion; provided, however, that the Executive’s Base Salary will be reviewed not less often than annually. The Executive’s Base Salary may not be decreased without his written consent.

(B) Bonus. Each calendar year ending after the Effective Date during the term of this Agreement, the Executive shall be eligible for a cash bonus award (the “Annual Cash Bonus”).

For each fiscal year during the term of this Agreement, the Executive shall be eligible for an Annual Cash Bonus for any such fiscal year, payable to Executive within thirty days after Parent’s receipt of audited financial statements for Parent and its subsidiaries for such fiscal year (but no later than the later of (i) the 15th day of the third month following Executive’s taxable year in which such fiscal year ends or (ii) the 15th day of the third month following the end of Parent’s taxable year in which such fiscal year ends), subject to Sections 5(C)(ii), 5(E) and 5(F), so long as Executive is employed by the Company on the last day of such fiscal year), based on the amount by which Parent’s Consolidated EBITDA for such fiscal year exceeds the Minimum Consolidated EBITDA Target for such fiscal year, as follows:

(1) if Parent’s Consolidated EBITDA for a fiscal year is less than the Minimum Consolidated EBITDA Target for such fiscal year, Executive shall not be entitled to receive an Annual Cash Bonus for such fiscal year;

(2) if Parent’s Consolidated EBITDA for a fiscal year equals or exceeds the Maximum Consolidated EBITDA Target for such fiscal year, Executive shall be entitled to receive an Annual Cash Bonus for such fiscal year equal to 100% of Executive’s Base Salary for such fiscal year; and

(3) if Parent’s Consolidated EBITDA for a fiscal year exceeds the Minimum Consolidated EBITDA Target but is less than the Maximum Consolidated EBITDA Target for such fiscal year, Executive shall be entitled to receive an Annual Cash Bonus for such fiscal year equal to a percentage of Executive’s Base Salary for such fiscal year determined by multiplying one (1) by a fraction, the numerator of which is the difference between Parent’s Consolidated EBITDA and the Minimum Consolidated EBITDA Target and the denominator of which is the difference between the Maximum Consolidated EBITDA Target and the Minimum Consolidated EBITDA Target, provided that such fraction shall in no event exceed 1.

The “Minimum Consolidated EBITDA Target” and “Maximum Consolidated EBITDA Target” (together, “Consolidated EBITDA Targets”) for any fiscal year shall be established by Parent’s Compensation Committee of the Board of Directors in consultation with the Executive not later than thirty days after the commencement of the fiscal year. The Consolidated EBITDA Targets for any fiscal year may be adjusted by Parent’s Compensation Committee of the Board of Directors to reconcile targeted capital expenditures to reflect the actual (as opposed to targeted number of new store openings occurring during such fiscal year, with the intent of neutralizing the impact of the pace of new store openings on Executive’s ability to achieve his bonus targets) (it being understood that Parent’s Board of Directors may, but shall not be obligated to, make adjustments to address variances from budget store capital costs on a per store basis) and to adjust for the effect of extraordinary corporate transactions (acquisitions or dispositions of businesses) during the fiscal year.

“Consolidated EBITDA” will be determined in good faith by Parent’s Board of Directors following each fiscal year based on the audited financial statements of Parent and its subsidiaries for such fiscal year using the same methodology used in developing the Consolidated EBITDA Targets for such fiscal year, it being intended that Consolidated EBITDA would be based on earnings before interest, taxes, depreciation, amortization and non-cash charges as calculated by Parent in its internal financial statements (“EBITDA”) for Parent and its subsidiaries. Notwithstanding the foregoing, not later than 30 days after the commencement of the fiscal year, the Compensation Committee of Parent’s Board of Directors in consultation with the Executive may adjust the criteria to calculate Consolidated EBITDA.

(C) Benefits. The Executive will be entitled to participate, in accordance with the provisions thereof, in any health, disability and life insurance and other employee benefit plans and programs made available by the Company to its management employees generally.

(D) Reimbursement of Expenses. The Company shall reimburse the Executive for any and all out-of-pocket expenses reasonably incurred by the Executive during the term of his employment in connection with his duties and responsibilities as Chief Executive Officer of the Company, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

(E) Automobile Allowance. The Executive shall receive a monthly automobile allowance of $1,000 to be payable as a reimbursement for automobile expenses in accordance with the plans, practices, policies, and programs applicable to the Company’s management employees generally.

(F) Vacation. The Executive shall be entitled to vacation time in accordance with the plans, practices, policies, and programs applicable to the Company’s management employees generally.

(G) Loan. On the Effective Date, Holdings shall indorse and assign to Parent the loan made to the Executive for $1,500,000 on November 27, 2002 (the “Loan”) originally made for the purchase by the Executive of (i) $750,000 aggregate purchase price of

Holdings’ Common Stock and (ii) $750,000 aggregate purchase price of Holdings’ Series A Preferred Stock (together the “Original Acquired Securities”) evidenced by the partial recourse promissory note dated as of November 27, 2002 (the “Note”). As of the Effective Date, in connection with the Merger all of the outstanding capital stock of Holdings will have been converted into a right to receive identical shares of capital stock of Parent. The Note is secured by a pledge of the capital stock of Parent received by the Executive in exchange for the Original Acquired Securities (the “Acquired Securities”) (and the Executive will be prohibited from transferring the Acquired Securities unless the Loan and all accrued interest thereon is paid in full prior to or contemporaneous a proposed transfer), will be recourse with respect to the first 25% of the amount due from time to time thereunder (with the amount due including, for the avoidance of doubt, any accrued interest thereon), has a maturity date of seven years from November 27, 2002 (the “Original Effective Date”) and bears interest at the rate per annum equal to the applicable federal rate published by the United States Internal Revenue Service for purposes of sections 7872 and 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”), that is the minimum rate that may be charged, as of the Original Effective Date, without such loan being considered a “below-market loan” as described in section 7872(a) of the Code. The Executive will be required to make mandatory prepayments upon the transfer of any shares of Parent’s Common Stock or Series A Preferred Stock, upon a Company Sale and upon an initial public offering of Parent’s Common Stock (provided that if the prepayment is in connection with an initial public offering, the Executive may elect to use shares of Parent’s Common Stock (valued at the initial public offering price) to pay the Loan). In the event that the Acquired Securities are sold in repayment of the Loan, any amount by which the sale proceeds is less than the balance due on the Loan (including accrued interest) on that date shall be viewed as first payable by Executive to Parent under the recourse portion of the Loan. By way of example and without limitation, if the Acquired Securities were sold for $1,125,000 when the balance due under the Note was equal to $1,500,000, the Executive would have personal liability to Parent under the recourse portion of the Note for an amount equal to $375,000.

3. Term. The term of Executive’s employment hereunder shall commence on the Original Effective Date and shall terminate five (5) years from the Original Effective Date (the “Initial Term”), unless earlier terminated as provided in Section 5 of this Agreement. Following the Initial Term, this Agreement and the Executive’s employment hereunder shall automatically renew for successive one (1) year periods (each a “Renewal Term”), unless either the Company or the Executive shall notify the other in writing not later than six (6) months prior to the end of the Initial Term or the then current Renewal Term that such party elects for this Agreement and the Executive’s employment hereunder to terminate at the end of the Initial Term or such Renewal Term, as applicable; provided, however, that each Renewal Term shall be subject to earlier termination as provided in Section 5 of this Agreement. For purposes of this Agreement “Termination Date” shall mean the last day of the Initial Term or the then current Renewal Term, as applicable.

4. Key Man Life Insurance. The Company may apply for and obtain and maintain a Key Man Life Insurance policy in the name of the Executive in such amount as the Company may determine, the beneficiary of which shall be the Company. The Executive shall submit to physical examinations and answer reasonable questions in connection with the application for and, if obtained, the maintenance of, as may be required, such insurance policy.

5. Termination. The Executive’s term of employment under this Agreement may be earlier terminated as follows:

(A) At the Executive’s Option. The Executive may terminate his employment at any time upon at least six months’ advance written notice to the Company. In such event, the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment, except as provided in Section 5(I) hereof.

(B) At the Election of the Company With Cause. The Company may, unilaterally, terminate the Executive’s employment hereunder “with cause” at any time during the term of this Agreement upon written notice to the Executive. Termination of the Executive’s employment by the Company shall constitute a termination “with cause” under this Section 5(B) only if such termination is for one or more of the following causes: (i) wrongful misappropriation of Company assets of a material value; (ii) alcoholism or drug addiction, any of which materially impairs the ability of the Executive to perform his duties and responsibilities hereunder or is seriously injurious to the business of the Company; (iii) the conviction of a felony; (iv) intentionally causing the Company to violate a material local, state or federal law in any material respect; (v) gross negligence or willful misconduct in the conduct or management of the Company not remedied within thirty (30) days after receipt of written notice from the Company which materially affects the Company; (vi) willful refusal to comply with any significant policy, directive or decision of the Board in furtherance of a legitimate business purpose or willful refusal to perform the duties reasonably assigned to the Executive by the Board consistent with the Executive’s functions, duties and responsibilities set forth in Section 1 hereof, in each case, in any material respect, and only if not remedied within thirty (30) days after receipt of written notice from the Company; or (vii) breach by the Executive of this Agreement, in any material respect, not remedied within thirty (30) days after receipt of written notice from the Company. In the event of a termination “with cause” pursuant to the provisions of clauses (i) through (vii) above, inclusive, the Executive shall be entitled to no severance or other termination benefits, except as provided in Section 5(I) hereof.

(C) At the Election of the Company for Reasons Other than With Cause. The Company may, unilaterally, terminate the Executive’s employment hereunder at any time during the term of this Agreement without cause upon five (5) business days prior written notice to the Executive of the Company’s election to terminate. Upon a termination under this Section 5(C), the Company shall:

(i) Pay the Executive his Base Salary from the date of the termination of the Executive’s employment through the earlier to occur of (1) the Termination Date and (2) the date that is twelve (12) months following Executive’s termination. Such payments shall be payable on a quarterly basis following the Executive’s termination and shall be subject to all applicable federal and state withholding taxes.

(ii) Pay to the Executive (x) the full amount of any unpaid Annual Cash Bonus for any calendar year of the Company prior to the calendar year in which the Executive’s employment is terminated, and (y) for the calendar year in which the Executive’s employment is terminated, the pro rata amount of the Annual Cash Bonus calculated by multiplying (A) a fraction the numerator of which is the number of full calendar months that the

Executive was employed by the Company in such calendar year and the denominator of which is 12 and (B) an amount equal to the current fiscal year’s Annual Cash Bonus determined at the time and in the manner set forth in Section 2(B).

(iii) Until the earlier to occur of (x) a period of twelve months from the date of termination of Executive or (y) the time when the Executive becomes eligible for insurance coverage offered by any subsequent employer (the “Insurance Continuation Period”), allow the Executive to continue to participate in all life, health, disability and similar insurance plans and programs of the Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with the Company and the Executive paying the same portion of the cost of each such plan or program as existed at the time of the Executive’s termination. In the event that the Executive’s continued participation in any group plans and programs is not permitted, then in lieu thereof, the Company shall require, with the same cost sharing, individual insurance policies providing comparable coverage for the Executive for the Insurance Continuation Period; provided, that the Company shall not be obligated to pay for any such individual coverage more than three (3) times the Company’s cost of such group coverage.

Notwithstanding the foregoing, if during the period from the date of the termination of the Executive’s employment hereunder through the end of the period for which any severance is payable pursuant to this Section 5(C) (the “Severance Period”), the Executive (i) becomes employed or (ii) performs 390 or more hours of consulting services for a single client in any ninety (90) day period, the Executive shall promptly notify the Company of such employment or consulting engagement, and the severance payable pursuant to paragraphs 5(C)(i) and 5(C)(ii) hereof shall be reduced by the gross amount of the compensation or consulting fees earned by the Executive during the Severance Period pursuant to such employment or consulting engagement.

(D) At the Election of the Executive for Certain Reasons. The Executive may terminate his employment immediately upon written notice to the Company upon the occurrence of a Change of Control (as defined below) followed, within twelve (12) months after the date of the Change of Control, by a material adverse change in the Executive’s function, duties or responsibilities from those described in Section 1 hereof without the written consent of the Executive which is not remedied by the Company within 30 days after Executive gives written notice to Parent’s Board of Directors of such change (an “Adverse Change in Status”). In the event the Executive exercises his right to terminate his employment under this Section 5(D), the Company shall:

(i) pay to the Executive his Base Salary from the date of the termination of the Executive’s employment for a period of twelve months following termination of Executive. Such payments shall be payable on a quarterly basis following the Executive’s termination and shall be subject to all applicable federal and state withholding taxes.

(ii) pay to the Executive (x) the full amount of any unpaid Annual Cash Bonus for any calendar year of the Company prior to the year in which the Executive’s employment is terminated, and (y) $100,000 for the calendar year of the Company in which the Executive’s employment is terminated.

(iii) until the earlier to occur of (x) a period of twelve months following termination of Executive or (y) the time when the Executive becomes eligible for insurance coverage offered by any subsequent employer (the “Extended Insurance Continuation Period”), allow the Executive to continue to participate in all life, health, disability and similar insurance plans and programs of the Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with the Company and the Executive paying the same portion of the cost of each such plan or program as existed at the time of the Executive’s termination. In the event that the Executive’s continued participation in any group plans and programs is not permitted, then in lieu thereof, the Company shall acquire, with the same cost sharing, individual insurance policies providing comparable coverage for the Executive for the Extended Insurance Continuation Period; provided, that the Company shall not be obligated to pay for any such individual coverage more than three (3) times the Company’s cost of such group coverage.

For the purposes of this Agreement, a “Change of Control” of the Company shall be deemed to have occurred if any person (including any individual, firm, partnership or other entity) together with all Affiliates and Associates (as defined under Rule 12b-2 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of such person, becomes the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company, Parent or Holdings representing a majority of the combined voting power of the Company’s, Parent’s or Holdings’ then outstanding securities, but excluding (A) any person who is a direct or indirect shareholder of the Company as of the Original Effective Date or any Affiliate thereof, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, Parent or Holdings, or any subsidiary of the Company, Parent or Holdings, or (C) Parent, Holdings, the Company or any subsidiary of Parent, Holdings or the Company.

(E) Disability of Executive. In the event of the disability of the Executive, the Company may, unilaterally, terminate the Executive’s employment hereunder at any time upon written notice to the Executive. In the event the Executive’s employment is terminated pursuant to this Section 5(E), the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment except as provided in Section 5(I) hereof. For purposes of this Agreement, “disability” shall mean the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the Executive to perform his customary or other comparable duties with the Company for ninety (90) consecutive days. In the event the parties are unable to agree as to whether the Executive is suffering a disability, the Executive and the Company shall each select a physician and the two physicians so chosen shall make the determination or, if they are unable to agree, they shall select a third physician, and the determination as to whether the Executive is suffering a disability shall be based upon the determination of a majority of the three physicians. Any other rights and benefits the Executive may have under employee benefit plans and programs of the Company generally in the event of the Executive’s disability shall be determined in accordance with the terms of such plans and programs.

Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to this Section 5(E), the Executive shall be entitled to receive (i) the full amount of any unpaid Annual Cash Bonus for any calendar year of the Company prior to the year in which the Executive’s employment is terminated, and (ii) for the calendar year in which the Executive’s employment is terminated, the pro rata amount of the Annual Cash Bonus calculated by multiplying (A) a fraction the numerator of which is the number of full calendar months that the Executive was employed by the Company in such calendar year and the denominator of which is 12 and (B) an amount equal to the current fiscal year’s Annual Cash Bonus determined at the time and in the manner set forth in Section 2(B).

(F) Executive’s Death. The Executive’s employment shall be terminated upon the death of the Executive. Any rights and benefits that the Executive’s estate or any other person may have under employee benefit plans and programs of the Company generally in the event of the Executive’s death shall be determined in accordance with the terms of such plans and programs. In the event the Executive’s employment is terminated pursuant to this Section 5(F), the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment except as provide in Section 5(I) hereof.

Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to this Section 5(F), the Executive (or his estate) shall be entitled to receive (i) the full amount of any unpaid Annual Cash Bonus for any calendar year of the Company prior to the year in which the Executive’s employment is terminated, and (ii) for the calendar year in which the Executive’s employment is terminated, the pro rata amount of the Annual Cash Bonus calculated by multiplying (A) a fraction the numerator of which is the number of full calendar months that the Executive was employed by the Company in such calendar year and the denominator of which is 12 and (B) an amount equal to the current fiscal year’s Annual Cash Bonus determined at the time and in the manner set forth in Section 2(B).

(G) Accrued and Unpaid Base Salary. If the Executive’s employment is terminated pursuant to this Section 5, the Executive (or his estate) shall be entitled to receive any and all accrued but unpaid Base Salary earned through the date of termination by the Executive pursuant to the terms of this Agreement.

(H) Reimbursement of Expenses. In the event of the Executive’s termination pursuant to this Section 5, the Company shall reimburse the Executive (or his estate) for any and all out-of-pocket expenses reasonably incurred by the Executive consistent with Company policy prior to the date of such termination.

(I) Continuing Benefits. Termination pursuant to this Section 5 shall not modify or affect in any way whatsoever any vested right of the Executive to benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits shall continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full to or on account of the Executive after such termination.

(J) Company’s Obligation. The Company’s obligation to make the severance payments and provide benefits in each case required under this Section 5 is conditioned upon Executive’s (i) execution and delivery to the Company of a general release covering employment-related claims (but not claims as a shareholder) in form satisfactory to the Company and (ii) continued observance in all material respects of the covenants contained Sections 7, 8, 9 and 10 of this Agreement.

6. Repurchase Option.

(A) If Executive voluntarily terminates his employment with the Company, then all of the Acquired Securities (whether then held by Executive or his transferees) shall be subject to repurchase by Parent pursuant to this Section 6 (the “Repurchase Option”).

(B) The purchase price of the Acquired Securities subject to the Repurchase Option shall be the lesser of (i) the Fair Market Value of such Acquired Securities, and (ii) the Original Cost of such Acquired Securities. As used herein, the term “Original Cost” means, with respect to the Acquired Securities, the original issue price thereof as of the original Effective Date of the Original Acquired Securities to which such Acquired Securities relate, and “Fair Market Value” means the fair market value of the Acquired Securities, as determined by Parent’s Board of Directors in good faith; provided that if within 10 days after the Executive is notified of Parent’s Board of Directors determination, Executive notifies Parent’s Board of Directors in writing that he objects to Parent’s Board ‘s determination and Executive and Parent’s Board of Directors are unable to reach agreement upon the Fair Market Value of the Acquired Securities subject to repurchase, then the Fair Market Value shall be determined by an independent appraiser jointly selected by Parent’s Board of Directors and the Executive (and if Executive and Parent’s Board of Directors are unable to agree upon the choice of an independent appraiser, they will select an independent appraiser by lot from a list comprised of four nationally-recognized appraisal or investment banking firms, two of whom shall be selected by Parent’s Board of Directors and two of whom shall be selected by the Executive). The determination of the appraiser shall be set forth in a written report delivered to Parent and the Executive and shall be conclusive and binding on the parties. The fees and expenses of the appraiser shall be borne equally by Parent and the Executive.

(C) Parent may elect to purchase all or any portion of the Acquired Securities that becomes subject to a Repurchase Option by delivering written notice (the “Purchase Notice”) to the holder or holders of such Acquired Securities within 90 days after the Termination. The Purchase Notice will set forth the type and amount of Acquired Securities to be acquired from each holder, the aggregate consideration to be paid for such securities and the time and place for the closing of the transaction. The amount of Acquired Securities to be purchased by Parent shall first be satisfied to the extent possible from the Acquired Securities held by the Executive at the time of delivery of the Purchase Notice. If the amount of Acquired Securities then held by the Executive is less than the amount of Acquired Securities that Parent has elected to purchase, Parent shall purchase the remaining Acquired Securities elected to be purchased ratably from the Executive’s transferees, in accordance with the amount of Acquired Securities held by such other holder(s) at the time of delivery of such Purchase Notice.

(D) The closing of the purchase of Acquired Securities pursuant to the Purchase Option shall take place on the date designated by Parent in the Purchase Notice, which date shall not be more than 30 days nor less than five days after the delivery of the Purchase Notice. Parent may pay for the Acquired Securities to be purchased by it pursuant to the Purchase Option (i) by cash payable by delivery of a check or a wire transfer of funds or (ii) if the terms of any financing arrangement entered into by Parent prohibit the payment of cash to Executive, then (1) by the issuance of a subordinated promissory note in the principal amount equal to 50% of the aggregate purchase price of the Acquired Securities being purchased by

Parent, which subordinated promissory note shall mature on the fifth anniversary of the Original Effective Date and accrue interest payable only at maturity at a rate of 8% per annum, and which shall be subordinated to all of Parent’s existing financing arrangements and (2) by cash payable by delivery of a check or a wire transfer of funds equal to 50% of the aggregate purchase price of such Acquired Securities. Parent may assign its rights under this Section 6 to any of its subsidiaries; to the extent Parent is prohibited by law or by its or its subsidiaries’ financing agreements from repurchasing any Acquired Securities subject to the Purchase Option, Parent may assign its right to exercise the Purchase Option with respect to such Acquired Securities to any of its stockholders or their affiliates. The purchasers of Acquired Securities hereunder will be entitled to receive customary representations and warranties from the sellers regarding such sale and to require all sellers’ signatures be guaranteed.

(E) All repurchases of Acquired Securities pursuant to this Section 6 shall be subject to all applicable restrictions under law or contained in Parent’s and its subsidiaries’ financing agreements.

7. Noncompetition Covenant. Executive acknowledges and agrees with respect to the Company that the business of the Company is conducted primarily in the United States (the “Territory”), and that the Company’s reputation and goodwill are an integral part of its business success throughout the Territory. If Executive deprives the Company of any of the Company’s goodwill or in any manner utilizes its reputation and goodwill in competition with the Company, the Company will be deprived of the benefits it has bargained for. Accordingly, Executive agrees that during the term of Executive’s employment by the Company and for a period of three (3) years thereafter (the “Non-competition Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the Territory that, directly or indirectly, manufactures, markets or distributes (through wholesale, retail or direct marketing channels including, but not limited to, mail order and internet distribution) (i) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies or (ii) any other product category sold by the Company or its subsidiaries which represented four percent (4%) or more of the Company’s consolidated gross revenue in the month preceding Executive’s termination (any such business being a “Competitive Business”). Notwithstanding the foregoing, Executive may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competitive Business.

8. Nonsolicitation.

(A) For a period commencing on the Original Effective Date and ending on the fifth anniversary of the termination of the Executive’s employment, the Executive shall not directly or indirectly either for himself or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or its subsidiaries or attempt to hire, divert or take away from the Company or its subsidiaries, any of the business of the Company or its subsidiaries or officers or employees of the Company or its subsidiaries in existence from time to time during his employment with the Company.

(B) For a period commencing on the Original Effective Date and ending on the fifth anniversary of the termination of the Executive’s employment, the Executive shall not, directly or indirectly, knowingly make any statement or other communication that impugns or attacks the reputation or character of the Company or its subsidiaries or joint venture entities, or damages the goodwill of the Company or its subsidiaries or joint venture entities, or knowingly take any action, directly or indirectly, that would interfere with any contractual or customer or supplier relationships of the Company or its subsidiaries or joint venture entities.

9. Nondisclosure Obligation. The Executive shall not at any time, whether during or after the termination of his employment, reveal to any person, association or company marketing plans, strategies, pricing policies, product formulations and other specifications, customer lists and accounts, business finances or financial information of the Company or its subsidiaries so far as they have come or may come to his knowledge, except as may be required in the ordinary course of performing his duties as an officer of the Company or as may be in the public domain through no fault of his or as may be required by law.

10. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or its subsidiary’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether above or jointly with others) while employed by the Company whether before or after the date of this Agreement (“Work Product”), belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after Executive’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

11. Remedies Upon Breach. The Executive agrees that any breach of Section 7, 8, 9 or 10 of this Agreement by him could cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond, plus, if the Company finally prevails with respect to any dispute between the Company and the Executive as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, the recovery of any and all costs and expenses incurred by the Company, including reasonable attorneys’ fees in connection with the enforcement of this Agreement.

12. Excise Taxes. Company and Executive acknowledge that certain payments to be made under this Agreement or in connection with stock options granted to Executive pursuant to the Amended and Restated VS Holdings, Inc. 2002 Stock Option Plan (the “Plan”), as may be amended or assigned from time to time, may be subject to section 409A of the Code, Section 280G of the Code, or other provisions of tax law which may impose penalties or excise taxes on certain types of compensation or payments made to Executive (collectively “Penalty Taxes”). During the period of employment and thereafter, the Company, in its sole discretion, may propose any amendments or changes to the terms of this Agreement or the Plan for the purpose of avoiding the imposition of any such Penalty Taxes. Executive shall fully cooperate with any such amendments or changes proposed by Company in order to avoid the imposition of any Penalty Taxes on any payments made to or received by Executive, including but not limited to requesting that Company’s shareholders approve the payment of any moneys due to Executive hereunder and/or under the Plan.

13. Indemnification. If the Executive becomes a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was an officer, director, agent or employee of the Company or is or was serving at the request of the Company as an officer, director, agent or employee of another corporation or other entity, he shall be indemnified by the Company to the maximum extent permitted by applicable law and not inconsistent with the provisions of the certificate of incorporation and by-laws of the Company. The right of indemnification herein provided for shall not be deemed exclusive of any other rights to which the Executive may be entitled as a matter of law and any rights of indemnity under any policy of insurance carried by the Company.

14. Indemnification and Reimbursement of Payments on Behalf of Executive. The Executive shall be solely responsible for all applicable taxes imposed upon him as a result of any payment made to him by the Company, Parent or Holdings, including any such payments that are subject to withholding taxes. In the event the Company, Parent or Holdings is required to make any payment of such taxes, Executive shall indemnify the Company, Parent and Holdings for any amounts so paid (excluding any interest and penalties related thereto).

15. Acknowledgements. The Executive hereby acknowledges that the enforcement of the provisions of Sections 7 and 8 hereof may potentially interfere with his ability to pursue a proper livelihood. The Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company. The Executive agrees that, due to the proprietary nature of the Company’s business, the restrictions set forth in this Agreement are reasonable as to time and scope. The Executive acknowledges that the provisions set forth in Sections 7 and 8 hereof are in addition and not in limitation of the provisions set forth in that certain Non-compete, Non-solicitation and Confidentiality Agreement entered into among Holdings, the Company and Executive as of November 27, 2002. The Executive hereby acknowledges that he has been advised to consult with an attorney before executing this Agreement and that he has done so or, after careful reading and consideration, he has chosen not to do so of his own volition.

16. Consent and Waiver by Third Parties. The Executive hereby represents and warrants that his employment with the Company on the terms and conditions set forth herein and his execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. The Executive represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder or prevent the full performance of his duties and obligations hereunder.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any conflict of law provisions thereof.

18. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions has never been contained herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to the scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed and reformed by the appropriate judicial body of limiting and reducing such provision or provisions, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

19. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provisions hereof may be waived, only in accordance with this Section 19. No modification or waiver by the Company shall be effective without the consent of at least a majority of the Board of Directors then in office at the time of such modification or waiver. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. Moreover, in the event that the Company determines reasonably and in good faith that there is any provision of this Agreement that could cause Executive or the Company to be subject to the provisions of section 409A of the Code, such provision shall be interpreted and resolved in the manner the Company reasonably and in good faith deems necessary to prevent the application of Section 409A, provided that the Company shall act in a good faith to minimize the amount of any the reduction in any benefits or compensation paid to or received by Executive (including either the delay or acceleration in the payment thereof) in order to prevent the imposition of Section 409A from applying to such provision.

20. Entire Agreement. This Agreement, together with the Exhibits attached hereto, sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and, as of the Effective Date, supersedes all prior agreements and understandings, both written and oral, between the Company and the Executive, including, without limitation, the Existing Agreement, and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. Notwithstanding the foregoing, the parties hereto agree and acknowledge that Sections 7 and 8 hereof shall not in any way limit the provisions set forth in that certain Non-compete, Non-solicitation and Confidentiality Agreement entered into among Holdings, the Company and Executive as of November 27, 2002.

21. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The Company shall have the right to assign this Agreement to its successors and assigns, and the rights and obligations of the

Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

22. Notices. All notices hereunder shall be (i) delivered by hand, (ii) sent by first-class certified mail, postage prepaid, return receipt requested, (iii) delivered by overnight commercial courier, or (iv) transmitted by telecopy or facsimile machine, to the following address of the party to whom such notice is to be made, or to such other address as such party may designate in the same manner provided herein:

If to the Company, Parent or Holdings:

Vitamin Shoppe Industries Inc.

4700 Westside Avenue

North Bergen, New Jersey 07047

Attention:    Ronald M. Neifield

Facsimile:    (201) 868-0727

with copies to:

Bear Stearns Merchant Banking

c/o Bear, Stearns & Co. Inc.

383 Madison Avenue, 40th Floor

New York, New York 10179

Attention:    Douglas R. Korn and Richard L. Perkal

Facsimile:    (212) 272-7425

and

Kirkland & Ellis LLP

153 E 53rd Street

New York, NY 10022

Attention:    Michael T. Edsall, Esq.

Facsimile:    (212) 446-4900

If to the Executive:

Thomas Tolworthy

1 Bethpage Court

Cortlandt Manor, NY 10567

Facsimile:    (914) 525-5094

23. Survival of Obligations. The provisions of Sections 6, 7, 8, 9 and 10 shall survive the termination or expiration of this Agreement as a continuing agreement of the Company, Holdings, Parent and the Executive. The existence of any claim or cause of action by Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement.

24. Arbitration. Any dispute, controversy, or claim arising out of or in connection with this Agreement shall be determined and settled by arbitration pursuant to the rules then in effect of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. Notwithstanding the foregoing, nothing in this Section 24 shall prevent the parties from exercising their right to bring an action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other party hereto to comply with its obligations under Sections 7, 8 and 9 of this Agreement.

25. Effect of Agreement. As of the Effective Date, the Company, Parent, Holdings and Executive agree that the Existing Agreement shall be superceded by this Agreement and that the Existing Agreement shall have no further force and effect.

[END OF PAGE]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VITAMIN SHOPPE INDUSTRIES, INC.

By:	/s/ Ronald Neifield
	Name:	Ronald Neifield
	Title:	General Counsel and Vice President

VS HOLDINGS, INC.

By:	/s/ Ronald Neifield
	Name:	Ronald Neifield
	Title:	General Counsel and Vice President

VS PARENT, INC.

By:	/s/ Ronald Neifield
	Name:	Ronald Neifield
	Title:	General Counsel and Vice President

/s/ Thomas Tolworthy
Thomas Tolworthy